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                                                                      Exhibit 21

The Company's only active subsidiaries are each wholly owned and are included in the consolidated financial statements of the Company, and their jurisdictions of incorporation are as follows:

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

Name of Subsidiary                        Jurisdiction of Incorporation

CHC Consulting Services Limited           England and Wales
CHC International                         England and Wales
Computer Horizons (Canada) Corp.          Toronto, Canada
Horizons Technologies, Inc.               Delaware
Strategic Outsourcing Systems, Inc.       Delaware
Princeton Softech, Inc.                   New Jersey
G. Triad Development Corp.                New Jersey
Integrated Computer Management            New Jersey
CHIMES, Inc.                              Delaware
eB Networks, Inc.                         Delaware
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